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                                                                     Exhibit 2.1

                               [FTU Letterhead]




                                                        July 20, 2001

Wachovia Corporation
100 North Main Street
Winston-Salem, NC  27150

Attention:  Kenneth W. McAllister
            Senior Executive Vice President
              and General Counsel

Ladies and Gentlemen:

          This letter confirms our amendment of the Agreement and Plan of Merger, dated as of April 15, 2001 and amended and restated, between you and us (the "Agreement").

          If either your or our shareholders fail to approve the plan of merger contained in the Agreement at the Wachovia Meeting (as defined in the Agreement) or the First Union Meeting (as defined in the Agreement), as applicable, we agree that either of us may terminate the Agreement by written notice to the other in accordance with Section 9.06 of the Agreement. Any such termination will constitute termination pursuant to Section 8.01(a) of the Agreement and will be subject to Section 8.02 of the Agreement.

          This letter will operate to amend the Agreement on your acceptance. Except as expressly set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.


                                    First Union Corporation


                                    By: /s/ Mark C. Treanor
                                       -------------------------------
                                        Mark C. Treanor
                                        Executive Vice President,
                                            Secretary and General Counsel
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                                                                             -2-



Wachovia Corporation
July 20, 2001



Accepted:

Wachovia Corporation


By: /s/ Kenneth W. McAllister
    ---------------------------
    Kenneth W. McAllister
    Senior Executive Vice President
      and General Counsel